EXHIBIT 99.1

LEHMAN BROTHERS

Press Release

For Immediate Release	Media Contact:	Kerrie Cohen
212-526-4092

	Investor Contact:	Ed Grieb
212-526-0588

LEHMAN BROTHERS REPORTS FIRST QUARTER RESULTS

- Reports Net Income of $489 Million, or $0.81 Earnings Per Share -

NEW YORK– March 18, 2008 – Lehman Brothers Holdings Inc. (ticker symbol: LEH) today reported net income of $489 million, or $0.81 per common share (diluted), for the first quarter ended February 29, 2008, representing decreases of 57% and 59%, respectively, from net income of $1.15 billion, or $1.96 per common share (diluted), reported for the first quarter of fiscal 2007.  Fourth quarter fiscal 2007 net income was $886 million, or $1.54 per common share (diluted).

First Quarter Business Highlights

•                  Experienced record client activity across our Capital Markets businesses, which was offset, in part, by the effect of the continued dislocations in the credit markets that significantly impacted the Firm’s results

•                  Maintained strong liquidity position, with the Holding Company having a liquidity pool of $34 billion and unencumbered assets of $64 billion, with an additional $99 billion at our regulated entities, at quarter end

•                  Reported record net revenues in the Investment Management segment

•                  Ranked #2 in announced global M&A transactions for the first two months of calendar 2008, according to Thomson Financial

-more-

Chairman and Chief Executive Officer Richard S. Fuld, Jr. said, “In what remains a challenging operating environment, our results reflect the value of our continued commitment to building a diversified platform and our focus on managing risk and maintaining a strong capital and liquidity position.  This strategy has allowed us to support our clients through these difficult and volatile markets, while continuing to build and strengthen our global franchise for our shareholders.”

Net Revenues

Net revenues (total revenues less interest expense) for the first quarter of fiscal 2008 were $3.5 billion, representing decreases of 31% and 20%, respectively, from $5.0 billion reported in the first quarter of fiscal 2007 and $4.4 billion reported in the fourth quarter of fiscal 2007.  Net revenues for the first quarter of fiscal 2008 reflect negative mark to market adjustments of $1.8 billion, net of gains on certain risk mitigation strategies and certain debt liabilities.

Business Segments

Capital Markets reported net revenues of $1.7 billion in the first quarter of fiscal 2008, a decrease of 52% from $3.5 billion in the first quarter of fiscal 2007.  Fixed Income Capital Markets reported net revenues of $262 million, a decrease of 88% from $2.2 billion in the first quarter of fiscal 2007, as strong performances in liquid products such as high grade corporate debt, foreign exchange and interest rate products were offset, in part, by continued deterioration in the broader credit markets, in particular residential mortgages, commercial mortgages and acquisition finance.  Equities Capital Markets reported net revenues of $1.4 billion, an increase of 6% from $1.3 billion in the first quarter of fiscal 2007, driven by continued growth in prime brokerage and strong activity in execution services.

Investment Banking reported net revenues of $867 million, an increase of 2% from $850 million in the first quarter of fiscal 2007.  These revenues were driven by strong merger and acquisition advisory revenues, which increased 34% to $330 million from $247 million in the first quarter of fiscal 2007, and higher equity origination revenues, which increased 23% to $215 million from $175 million in the first quarter of fiscal 2007, partially offset by lower revenues in debt origination as compared to the first quarter of fiscal 2007.

Investment Management reported record net revenues of $968 million, an increase of 39% from $695 million in the first quarter of fiscal 2007.  This performance was driven by record revenues in both Asset Management, which increased 49% to $618 million from $416 million in the first quarter of fiscal 2007, and Private Investment Management, which increased 25% to $350 million from $279 million in the first quarter of fiscal 2007.  The Firm reported assets under management of $277 billion, compared to $282 billion at November 30, 2007.

Firm Profitability and Liquidity

Non-interest expenses for the first quarter of fiscal 2008 were $2.8 billion, compared to $3.3 billion in the first quarter of fiscal 2007 and $3.2 billion in the fourth quarter of fiscal 2007.  Compensation and benefits as a percentage of net revenues was 52.5% during the first quarter of fiscal 2008, compared to 49.3% for both the first and fourth quarters of fiscal 2007.  Non-personnel expenses in the first quarter of fiscal 2008 were $1.0 billion, consistent with the fourth quarter of fiscal 2007 and compared to $860 million in the first quarter of fiscal 2007, reflecting continued investments in growing the franchise and costs associated with the resizing of the Firm’s mortgage origination platform.

The Firm’s pre-tax margin was 18.9% for the first quarter of fiscal 2008, compared to 33.7% for the first quarter of fiscal 2007.  Return on average common equity was 8.6% for the first quarter of fiscal 2008, compared to 24.4% for the first quarter of fiscal 2007.  Return on average tangible common equity was 10.6% for the first quarter of fiscal 2008, compared with 29.9% for the first quarter of fiscal 2007.

As of February 29, 2008, Lehman Brothers’ total stockholders’ equity was $24.8 billion, and total long-term capital (stockholders’ equity and long-term borrowings, excluding any borrowings with remaining maturities of less than twelve months) was $153.2 billion.  Book value per common share was $39.45. The Holding Company had a robust liquidity pool of $34 billion at quarter end.  In addition, the Holding Company had other unencumbered assets of $64 billion and our regulated entities had unencumbered assets of $99 billion at quarter end.

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high net worth individuals worldwide.  Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private investment management, asset management and private equity.  The Firm is headquartered in New York, with regional headquarters in London and Tokyo, and operates in a network of offices around the world.  For further information about Lehman Brothers’ services, products and recruitment opportunities, visit the Firm’s Web site at www.lehman.com.  Lehman Brothers Inc. is a member of SIPC.

Conference Call

A conference call to discuss the Firm’s financial results and outlook will be held today at 10:00 a.m. ET.  The call will be open to the public. Members of the public who would like to access the conference call should dial, from the U.S., 800-619-3387 or, from outside the U.S., 415-228-4939 at least ten minutes prior to the start of the conference call.  The pass code for all callers is LEHMAN.  The conference call will also be accessible through the “Shareholders” section of the Firm’s Web site under the subcategory “Webcasts.”  For those unable to listen to the live broadcast, a replay will be available on the Firm’s Web site or by dialing 800-308-3945 (domestic) or 203-369-3240 (international).  The replay will be available approximately one hour after the event and will remain available on the Lehman Brothers Web site and by phone until 11:59 p.m. ET on April 18, 2008.

Please direct any questions regarding the conference call to Ed Grieb at 212-526-0588, egrieb@lehman.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements.  These statements are not historical facts, but instead represent only the Firm’s expectations, estimates and projections regarding future events.  These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include risks and uncertainties relating to market fluctuations and volatility, industry competition and changes in the competitive environment, investor sentiment, liquidity and credit ratings, credit exposures, operational risks and legal and regulatory matters.  The Firm’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements and, accordingly, readers are cautioned not to place undue reliance on such statements.  The Firm undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  For more information concerning the risks and other factors that could affect the Firm’s future results and financial condition, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Firm’s most recent Annual Report on Form 10-K.

# # #

LEHMAN BROTHERS HOLDINGS INC.

SELECTED STATISTICAL INFORMATION

(Preliminary and Unaudited)

(Dollars in millions, exccept share data)

	At or for the Quarter Ended
	Feb 29,	Nov 30,	Aug 31,	May 31,	Feb 28,
	2008	2007	2007	2007	2007
Income Statement
Net Revenues	$3,507	$4,390	$4,308	$5,512	$5,047
Non-Interest Expenses:
Compensation and Benefits	1,841	2,164	2,124	2,718	2,488
Non-personnel Expenses	1,003	996	979	915	860
Net Income	489	886	887	1,273	1,146
Net Income Applicable to Common Stock	465	870	870	1,256	1,129

Earnings per Common Share:
Basic	$0.84	$1.60	$1.61	$2.33	$2.09
Diluted	$0.81	$1.54	$1.54	$2.21	$1.96

Financial Ratios (%)
Return on Average Common Stockholders’ Equity (annualized) (a)	8.6%	16.6%	17.1%	25.8%	24.4%
Return on Average Tangible Common Stockholders’ Equity (annualized) (b)	10.6%	20.6%	21.1%	31.6%	29.9%
Pre-tax Margin	18.9%	28.0%	28.0%	34.1%	33.7%
Compensation and Benefits/Net Revenues	52.5%	49.3%	49.3%	49.3%	49.3%
Effective Tax Rate	26.3%	27.9%	26.4%	32.3%	32.5%

Financial Condition
Total Assets	$786,000	$691,063	$659,216	$605,861	$562,283
Net Assets (c)(i)	395,888	372,959	357,102	337,667	300,797
Common Stockholders’ Equity (d)	21,839	21,395	20,638	20,034	18,910
Total Stockholders’ Equity (d)	24,832	22,490	21,733	21,129	20,005
Total Stockholders’ Equity Plus Junior Subordinated Notes (e)	29,808	27,230	26,647	25,650	23,018
Tangible Equity Capital (e)	25,696	23,103	22,164	21,881	19,487
Total Long-Term Capital (f)	153,241	145,640	142,064	121,948	110,780
Book Value per Common Share (g)	39.45	39.44	38.29	37.15	35.15
Leverage Ratio (h)	31.7x	30.7x	30.3x	28.7x	28.1x
Net Leverage Ratio (i)	15.4x	16.1x	16.1x	15.4x	15.4x

Other Data (#s)
Employees	28,088	28,556	28,783	28,323	27,090
Assets Under Management (in billions)	$277	$282	$275	$263	$236
Common Stock Outstanding (in millions)	551.4	531.9	529.4	530.2	534.9
Weighted Average Shares (in millions):
Basic	551.5	542.6	540.4	538.2	540.9
Diluted	572.8	563.7	565.8	568.1	575.4

See Footnotes to Selected Statistical Information on page 7.

LEHMAN BROTHERS HOLDINGS INC.

FOOTNOTES TO SELECTED STATISTICAL INFORMATION

(Preliminary and Unaudited)

(a)          Return on average common stockholders’ equity is computed by dividing annualized net income applicable to common stock for the period by average common stockholders’ equity. See the reconciliation on page 10.

(b)         Return on average tangible common stockholders’ equity is computed by dividing annualized net income applicable to common stock for the period by average tangible common stockholders’ equity. Average tangible common stockholders’ equity equals average common stockholders’ equity less average identifiable intangible assets and goodwill. See the reconciliation on page 10. Management believes tangible common stockholders’ equity is a meaningful measure because it reflects the common stockholders’ equity deployed in our businesses.

(c)          We calculate net assets by excluding from total assets: (i) cash and securities segregated and on deposit for regulatory and other purposes; (ii) collateralized lending agreements; and (iii) identifiable intangible assets and goodwill. See reconciliation on page 10. Net assets as presented are not necessarily comparable to similarly-titled measures provided by other companies in the securities industry because of different methods of presentation.

(d)         Effective December 1, 2007, we adopted Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109. The aggregate impact to opening retained earnings from the adoption of this standard was a decrease of approximately $178 million. Effective December 1, 2006, we adopted both Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”), and SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). The aggregate impact to opening retained earnings from the adoption of these standards was an after-tax increase of approximately $67 million (approximately $113 million pre-tax).

(e)          We calculate tangible equity capital by including stockholders’ equity and junior subordinated notes and excluding identifiable intangible assets and goodwill. These measures may not be comparable to similarly-titled calculations by other companies as a result of different calculation methodologies. We believe tangible equity capital to be a more meaningful measure of our equity base as it includes stockholders’ equity and junior subordinated notes (which we consider to be equity-like instruments due to their subordinated and long-term nature) and excludes identifiable intangible assets and goodwill (which are fully supported by equity). Prior to fiscal year 2008, our definition for tangible equity capital limited the amount of junior subordinated notes and preferred stock included in the calculation to 25% of tangible equity capital. The amounts excluded were approximately $237 million, $375 million and $117 million in the fourth, third and second quarters of 2007, respectively; no amounts were excluded in periods prior to the second quarter of 2007. See the reconciliation on page 10.

 (f)         Total long-term capital includes long-term borrowings (excluding any borrowings with remaining maturities within one year of the financial statement date) and total stockholders’ equity. We believe total long-term capital is useful to investors as a measure of our financial strength.

(g)         The book value per common share calculation includes amortized restricted stock units granted under employee stock award programs, which have been included in total stockholders’ equity.

(h)         Leverage ratio is defined as total assets divided by total stockholders’ equity.

(i)             Net leverage ratio is defined as net assets (see note (c) above) divided by tangible equity capital (see note (e) above). We believe net leverage based on net assets to be a more useful measure of leverage, because it excludes certain low-risk, non-inventory assets and utilizes tangible equity capital as a measure of our equity base. Net leverage as presented is not necessarily comparable to similarly-titled measures provided by other companies in the securities industry because of different methods of presentation.

LEHMAN BROTHERS HOLDINGS INC.

CONSOLIDATED STATEMENT OF INCOME

(Preliminary and Unaudited)

(In millions, except per share data)

	Quarter Ended			% Change from
	Feb 29, 2008	Nov 30, 2007	Feb 28, 2007	Nov 30, 2007	Feb 28, 2007

Revenues:
Principal transactions	$773	$1,776	$2,921
Investment banking	867	831	850
Commissions	658	688	540
Interest and dividends	9,635	11,136	9,089
Asset management and other	437	459	395
Total revenues	12,370	14,890	13,795
Interest expense	8,863	10,500	8,748
Net revenues	3,507	4,390	5,047	-20%	-31%

Non-interest expenses:
Compensation and benefits	1,841	2,164	2,488
Technology and communications	302	311	266
Brokerage, clearance and distribution fees	253	240	194
Occupancy	185	173	146
Professional fees	98	120	98
Business development	89	103	84
Other (a)	76	49	72
Total non-interest expenses	2,844	3,160	3,348	-10%	-15%
Income before provision for income taxes	663	1,230	1,699
Provision for income taxes	174	344	553
Net income	$489	$886	$1,146	-45%	-57%
Net income applicable to common stock	$465	$870	$1,129	-47%	-59%

Earnings per common share:
Basic	$0.84	$1.60	$2.09	-48%	-60%
Diluted	$0.81	$1.54	$1.96	-47%	-59%

(a)             For the quarters ended February 29, 2008 and November 30, 2007, approximately $34 million and $18 million, respectively, of costs associated with the restructuring of the Firm’s global residential mortgage origination business have been included in other expenses.

LEHMAN BROTHERS HOLDINGS INC.

SEGMENT NET REVENUE INFORMATION(a)

(Preliminary and Unaudited)

(In millions)

	Quarter Ended			% Change from
	Feb 29, 2008	Nov 30, 2007	Feb 28, 2007	Nov 30, 2007	Feb 28, 2007

Capital Markets:
Fixed Income	$262	$727	$2,173
Equities	1,410	2,000	1,329
Total	1,672	2,727	3,502	-39%	-52%

Investment Banking:
Global Finance — Debt	322	233	428
Global Finance — Equity	215	210	175
Advisory Services	330	388	247
Total	867	831	850	4%	2%

Investment Management:
Asset Management	618	533	416
Private Investment Management	350	299	279
Total	968	832	695	16%	39%

Total Net Revenues	$3,507	$4,390	$5,047	-20%	-31%

(a)                      Certain prior-period amounts reflect reclassifications to conform to the presentation in the current period.

LEHMAN BROTHERS HOLDINGS INC.

RECONCILIATION OF AVERAGE STOCKHOLDERS’ EQUITY TO

AVERAGE TANGIBLE COMMON STOCKHOLDERS’ EQUITY

(Preliminary and Unaudited)

(In millions)

	Quarter Ended
	Feb 29, 2008	Nov 30, 2007	Aug 31, 2007	May 31, 2007	Feb 28, 2007
Annualized net income applicable to common stock	$1,860	$3,479	$3,480	$5,025	$4,517

Average stockholders’ equity	$23,661	$22,112	$21,431	$20,567	$19,632
Less: average preferred stock	(2,044)	(1,095)	(1,095)	(1,095)	(1,095)
Average common stockholders’ equity	21,617	21,017	20,336	19,472	18,537
Less: average identifiable intangible assets and goodwill	(4,120)	(4,118)	(3,880)	(3,592)	(3,447)
Average tangible common stockholders’ equity	$17,497	$16,899	$16,456	$15,880	$15,090
Return on average common stockholders’ equity	8.6%	16.6%	17.1%	25.8%	24.4%
Return on average tangible common stockholders’ equity	10.6%	20.6%	21.1%	31.6%	29.9%

LEHMAN BROTHERS HOLDINGS INC.

ASSETS UNDER MANAGEMENT

(Preliminary and Unaudited)

(In billions)

	At
	Feb 29,	Nov 30,	Feb 28,
Composition of Assets Under Management	2008	2007	2007

Equity	$101	$107	$96
Fixed Income	77	75	62
Money Markets	65	66	56
Alternative Investments	34	34	22
Assets Under Management	$277	$282	$236

	Quarter Ended
	Feb 29,	Nov 30,	Feb 28,
Assets Under Management Rollforward	2008	2007	2007

Opening balance	$282	$275	$225
Net additions	—	2	8
Net market appreciation/(depreciation)	(5)	5	3
Total increase/(decrease)	(5)	7	11
Ending balance	$277	$282	$236

LEHMAN BROTHERS HOLDINGS INC.

LEVERAGE and NET LEVERAGE CALCULATIONS

(Preliminary and Unaudited)

(In millions)

	At
	Feb 29, 2008	Nov 30, 2007	Aug 31, 2007	May 31, 2007	Feb 28, 2007
Net assets:
Total assets	$786,000	$691,063	$659,216	$605,861	$562,283
Less:
Cash and securities segregated and on deposit for regulatory and other purposes	(17,000)	(12,743)	(10,579)	(7,154)	(6,293)
Collateralized lending agreements	(369,000)	(301,234)	(287,427)	(257,388)	(251,662)
Identifiable intangible assets and goodwill	(4,112)	(4,127)	(4,108)	(3,652)	(3,531)
Net assets	$395,888	$372,959	$357,102	$337,667	$300,797

Tangible equity capital:
Total stockholders’ equity	$24,832	$22,490	$21,733	$21,129	$20,005
Junior subordinated notes (a)	4,976	4,740	4,539	4,404	3,013
Less: Identifiable intangible assets and goodwill	(4,112)	(4,127)	(4,108)	(3,652)	(3,531)
Tangible equity capital (a)	$25,696	$23,103	$22,164	$21,881	$19,487

Leverage (total assets / total stockholders’ equity)	31.7x	30.7x	30.3x	28.7x	28.1x

Net leverage (net assets / tangible equity capital)	15.4x	16.1x	16.1x	15.4x	15.4x

(a)             Prior to fiscal year 2008, our definition for tangible equity capital limited the amount of junior subordinated notes and preferred stock included in the calculation to 25% of tangible equity capital. The amounts excluded were approximately $237 million, $375 million and $117 million in the fourth, third and second quarters of 2007, respectively; no amounts were excluded in prior periods.

LEHMAN BROTHERS HOLDINGS INC.

MARK TO MARKET ADJUSTMENTS AND GROSS BALANCES (a)

(Preliminary and Unaudited)

(In billions)

	For the quarter ended Feb 29, 2008
	Mark to market adjustments — Gain/(Loss) (b)		Gross balances as of (b)
	Gross	Net	Feb 29, 2008	Nov 30, 2007
Residential mortgages: (c), (d)
Securities			$18.2	$16.7
Whole loans			11.9	14.2
Servicing and other			1.7	1.2
	$(3.0)	$(0.8)	$31.8	$32.1

Other asset-backed (non-residential)	$(0.2)	$(0.1)	$6.5	$6.2

Commercial mortgages: (c), (e)
Whole loans			$24.9	$26.2
Securities and other			11.2	12.7
	$(1.1)	$(0.7)	$36.1	$38.9

Real estate-related investments (f)	$(0.3)	$(0.3)	$12.9	$12.8

Acquisition Finance Facilities: (g)
High Grade
Contingent Commitments			$7.2	$10.2
Unfunded Commitments			0.8	—
Funded Loans			2.9	1.7
			10.9	11.9
High Yield
Contingent Commitments			$3.7	$9.7
Unfunded Commitments			2.2	2.7
Funded Loans			11.9	11.5
			$17.8	$23.9
	$(0.7)	$(0.5)	$28.7	$35.8

Debt liabilities measured at fair value (h)	$0.6	$0.6	$37.2	$36.2

Total	$(4.7)	$(1.8)

(a)                                  The table presents certain components of negative mark to market adjustments incurred during the first quarter of fiscal year 2008. Caution should be utilized when evaluating the amounts in the table as they represent only certain components of revenue associated with the Company’s general business activities. The mark to market adjustments presented in the table are reflected within the revenues associated with the Company’s Capital Markets business segment.

(b)                                 The net impact represents the remaining impact from the components after deducting the impact of certain economic risk mitigation strategies. Balances shown do not reflect the impact of economic hedges.

(c)                                  Balances shown exclude those for which the Company transferred mortgage-related loans to securitization vehicles where such transfers were accounted for as secured financings rather than sales under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities-a replacement of FASB Statement No. 125. The securitization vehicles issued securities that were distributed to investors. The Company does not consider itself to have economic exposure to the underlying assets in those securitization vehicles.

(d)                                 The Company’s aggregate residential mortgage inventory at February 29, 2008 and November 30, 2007 can be classified into the following product categories:

In billions	Feb. 29, 2008	Nov. 30, 2007
Prime and Alt-A (1)	$14.6	$12.7
Europe	9.5	10.2
Subprime/Second Lien (2)	4.0	5.3
ABS-CDO	0.9	1.1
Asia-Pacific	0.7	0.5
Other U.S.	2.1	2.3
	$31.8	$32.1

(1)     For purposes of this presentation, the Company has categorized U.S. residential mortgages frequently referred to as Alt-A within Prime. The Company generally defines U.S. Alt-A residential mortgage loans as those associated with borrowers who may have creditworthiness of “prime” quality but may have traits that prevent the loans form qualifying as “prime.” Those traits could include documentation deficiencies related to the borrowers’ income disclosure, referred to as partial or no documentation; or the underlying property may not be owner occupied despite full or lower documentation of the borrowers’ income levels.

(2)     The Company generally defines U.S. subprime residential mortgage loans as those associated with borrowers having a credit score in the range of 620 or lower using the Fair Isaac Corporation’s statistical model, or having other negative factors within their credit profiles. We also include residential mortgage loans that were originated through BNC Mortgage LLC (“BNC”) prior to its closure in the third quarter of the Company’s 2007 fiscal year. BNC served borrowers with subprime qualifying credit profiles but also served borrowers with stronger credit history as a result of broker relationships or product offerings and such loans are also included in our subprime business activity.

(e)              The Company’s commercial mortgage inventory at February 29, 2008 and November 30, 2007 was:

In billions	Feb. 29, 2008	Nov. 30, 2007
Americas	$17.4	$20.6
Europe	10.0	10.4
Asia-Pacific	8.7	7.9
	$36.1	$38.9

(f)                                    These positions are reflected within Real estate held for sale and are accounted for at the lower of its carrying amount or fair value less cost to sell. The Company makes equity and debt investments in entities whose underlying assets are real estate held for sale. The Company consolidates those entities in which we are the primary beneficiary in accordance with FIN No. 46-R, Consolidation of Variable Interest Entities (revised December 2003)—an interpretation of ARB No. 51. The Company does not consider itself to have economic exposure to the total underlying assets in those entities. The amounts presented are the Company’s net investment and therefore exclude the amounts that have been consolidated but for which the Company does not consider itself to have economic exposure.

(g)                                 For purposes of this presentation, high yield amounts are defined as commitments to or loans to companies rated BB+ or lower or equivalent ratings by recognized credit rating agencies, as well as non-rated securities or loans that in the Company’s management’s opinion are non-investment grade.

(h)                                 Represents the amount of gains on debt liabilities for which the Company elected to fair value under SFAS No. 157 and SFAS No. 159. These gains represent the effect of changes in the Company’s credit spread and exclude any Interest income or expense as well as any gain or loss from the embedded derivative components of these instruments. Changes in valuations are allocated to the businesses within the Company’s Capital Markets business segment in relation to funding requirements of the underlying positions.